UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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NATIONAL STORAGE AFFILIATES TRUST
(Exact name of registrant as specified in its charter)
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Maryland (State or other jurisdiction of incorporation or organization)	46-5053858 (I.R.S. Employer Identification No.)

5200 DTC Parkway, Suite 200 Greenwood Village, Colorado (Address of principal executive offices)	80111 (Zip Code)
National Storage Affiliates Trust 2015 Equity Incentive Plan (Full title of the plan)

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Arlen D. Nordhagen
Chief Executive Officer
National Storage Affiliates Trust
5200 DTC Parkway
Suite 200
Greenwood Village, Colorado 80111
(720) 630-2600
(Name and address, including zip code, and telephone number, including area code, of agent for service)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b‑2 of the Exchange Act.

Large Accelerated Filer	☐		Accelerated Filer	☐
Non-accelerated Filer	☒	(Do not check if smaller reporting company)	Smaller Reporting Company	☐

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)(4)
Common Shares, $0.01 par value per share	3,139,871	$16.05	$50,394,930	$5,074.77

(1)
Represents the maximum number of common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), issuable under the National Storage Affiliates Trust 2015 Equity Incentive Plan (the "Plan") as of December 17, 2015. Pursuant to the Plan, the maximum number of Common Shares reserved for the grant of awards thereunder is equal to 5% of the Common Shares issued and outstanding from time to time on a fully diluted basis. Solely for purposes of calculating the amount to be registered hereunder, we estimate that the Common Shares issued and outstanding on a fully diluted basis is equal to 62,797,411. This is comprised of 23,017,000 Common Shares issued and outstanding as of December 16, 2015 and up to 39,780,411 Common Shares issuable directly or indirectly upon conversion or exchange of the outstanding units in NSA OP, LP (our "Operating Partnership") and certain of its subsidiaries as of December 16, 2015, assuming that all such units are convertible into or exchangeable for Common Shares directly or indirectly on a one-for-one basis and that existing lock-up prohibitions on conversions and exchanges do not apply. These estimates are provided solely for the purposes set forth herein. The actual number of Class A OP units ("OP Units") of our Operating Partnership into which Class B OP units ("subordinated performance units") of our Operating Partnership will become convertible may vary significantly from these estimates and will depend upon the conversion formula in effect at the time of conversion. For more information, see ‘‘Limited Partnership Agreement of Our Operating Partnership—Conversion of Subordinated Performance Units into OP Units’’ in our final prospectus filed pursuant to Rule 424 of the Securities Act of 1933, as amended, on April 24, 2015, available at www.sec.gov. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, (the "Securities Act"), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding Common Shares.

(2) Represents the average of the high and the low sale prices of the Common Shares on the New York Stock Exchange on December 14, 2015.

(3)	Computed in accordance with Rule 457(h) under the Securities Act.

(4)
The Registrant previously paid (i) a fee of $11,620.00 in connection with the filing of its registration statement on Form S-11 (File No. 333-202113) (the "S-11 Registration Statement") with the Securities and Exchange Commission on February 13, 2015 and (ii) an additional fee of $33,814.20 in connection with the filing of the second amendment to the S-11 Registration Statement ("Amendment No. 2") with the Securities and Exchange Commission on April 13, 2015, to register shares at a proposed maximum aggregate offering price of $391,000,000. The Registrant sold 23,000,000 Common Shares (including 3,000,000 Common Shares that were purchased by the underwriters upon the exercise of their option to purchase additional shares) at $13.00 per share under the S-11 Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting the entire registration fee of $5,074.77 due under this registration statement against the $10,690.40 that is remaining from the registration fee paid in connection with the S-11 Registration Statement and Amendment No. 2.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*
The documents containing the information specified in this Part I will be delivered to employees who are eligible to participate in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the registrant with the SEC are incorporated by reference in this registration statement:
(a) The registrant's prospectus, dated April 22, 2015, filed pursuant to Rule 424(b) under the Securities Act;
(b) Quarterly Report on Form 10-Q with respect to the quarter ended March 31, 2015 filed with the SEC on June 5, 2015;
(c) Quarterly Report on Form 10-Q with respect to the quarter ended June 30, 2015 filed with the SEC on August 12, 2015;
(d) Quarterly Report on Form 10-Q with respect to the quarter ended September 30, 2015 filed with the SEC on November 10, 2015;
(e) Current Report on Form 8-K, filed with the SEC on August 11, 2015 (with respect to Item 3.02);
(f) Current Report on Form 8-K, filed with the SEC on August 14, 2015;
(g) Current Report on Form 8-K, filed with the SEC on October 6, 2015;
(h) The description of the registrant's Common Shares, contained in the registrant's Registration Statement on Form 8-A, filed with the SEC on April 16, 2015 to register the Common Shares under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Trustees and Officers.
Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The registrant's declaration of trust contains such a provision that eliminates the liability of the registrant's trustees and officers to the maximum extent permitted by Maryland law.
The registrant's declaration of trust authorizes it, and its bylaws require it, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer or (ii) any individual who, while serving as the registrant's trustee or officer and at its request, serves or has served as a trustee, director, officer, partner, member or manager of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, in either case, who is made a party to, or witness in, a proceeding by reason of his or her service in such capacity, from and against any claim or liability to which such person may become subject or which such person may incur by reason of such service. The registrant's declaration of trust and bylaws also permit the registrant to indemnify and advance expenses to any person who serves any predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant. The registrant also entered into indemnification agreements with its trustees and executive officers that address similar matters, as described below.
Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law ("MGCL") requires a Maryland corporation (unless its charter provides otherwise, which the registrant's declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (i) a written affirmation by the director or officer of his or her or good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
The registrant has entered into customary indemnification agreements with each of its trustees and executive officers that obligate the registrant to indemnify them to the maximum extent permitted under Maryland law. The agreements require the registrant to indemnify the trustee or officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on the registrant's behalf. In addition, the indemnification agreements require the registrant to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on the registrant's behalf. In either case, the indemnitee is not be entitled to indemnification if it is established that one of the prohibitions on indemnification under Maryland law exists.
In addition, the indemnification agreements require the registrant to advance, without a preliminary determination of the indemnitee's entitlement to indemnification thereunder, reasonable expenses incurred by the indemnitee within ten days of the receipt by the registrant of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:
(a) A written affirmation of the indemnitee's good faith belief that he or she has met the standard of conduct necessary for indemnification; and
(b) A written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.
The indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of the registrant.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description
3.1
Articles of Amendment and Restatement of National Storage Affiliates Trust (Exhibit 3.1 to the Quarterly Report on Form 10-Q, filed with the SEC on June 5, 2015, is incorporated herein by this reference)

3.2	Amended and Restated Bylaws of National Storage Affiliates Trust (Exhibit 3.2 to the Quarterly Report on Form 10-Q, filed with the SEC on June 5, 2015, is incorporated herein by this reference)
5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)
23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2*	Consent of KPMG LLP for National Storage Affiliates Trust and NSA Predecessor
23.3*	Consent of EKS&H LLLP
24.1*	Power of Attorney (included on the signature page to the Registration Statement)

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on December 17, 2015.
National Storage Affiliates Trust

By:	/s/ ARLEN D. NORDHAGEN

Name:	Arlen D. Nordhagen

Title:	chief executive officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arlen D. Nordhagen and Tamara D. Fischer, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to do any and all things and to sign in his or her name, place and stead, in any and all capacities, this Registration Statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and any other documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and things requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

By: /s/ ARLEN D. NORDHAGEN Arlen D. Nordhagen	chairman of the board of trustees, president, and chief executive officer	December 17, 2015
By: /s/ TAMARA D. FISCHER Tamara D. Fischer	chief financial officer (principal accounting and financial officer)	December 17, 2015
By: /s/ GEORGE L. CHAPMAN George L. Chapman	trustee	December 17, 2015

By: /s/ KEVIN M. HOWARD Kevin M. Howard	trustee	December 17, 2015

By: /s/ PAUL W. HYLBERT, JR. Paul W. Hylbert, Jr.	trustee	December 17, 2015

By: /s/ CHAD MEISINGER Chad Meisinger	trustee	December 17, 2015

By: /s/ STEVEN G. OSGOOD Steven G. Osgood	trustee	December 17, 2015

By: /s/ DOMINIC M. PALAZZO Dominic M. Palazzo	trustee	December 17, 2015

By: /s/ MARK VAN MOURICK Mark Van Mourick	trustee	December 17, 2015